Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated April 25, 2012, relating to the consolidated financial statements of AutoNavi Holdings Limited, its subsidiaries, its variable interest entities (“VIEs”) and its VIEs’ subsidiaries (collectively, the “Group”), and the effectiveness of the Group’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of AutoNavi Holdings Limited for the year ended December 31, 2011.

/s/ Deloitte Touche Tohmatsu CPA Ltd.

Beijing, the People’s Republic of China

October 11, 2012